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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

     [ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person(*)

                               SICELOFF, EDWARD G.
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                             (Last) (First) (Middle)

                               155 LIME KILN ROAD
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                                    (Street)

                              DARLINGTON, PA 16115
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                              (City) (State) (Zip)

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2. Issuer Name and Ticker or Trading Symbol

                     WORLD HEALTH ALTERNATIVES, INC. (WHAI)
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3. IRS or Social Security Number of Reporting Person (Voluntary)

                                 NOT APPLICABLE
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4. Statement for Month/Year

                                  FEBRUARY 2003
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [ X ]   Other (specify below)
           PRIOR OFFICER, DIRECTOR AND BENEFICIAL OWNER OF ISSUER
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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More than One Reporting Person
================================================================================

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
========================================================================================================================
                                                                                              6.
                                               4.                              5.             Owner-
                                               Securities Acquired (A) or      Amount of      ship
                                  3.           Disposed of (D)                 Securities     Form:     7.
                                  Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                    2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                  Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security   Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)          (mm/dd/yy)     Code      V                 (D)             and 4)         (Instr.4) (Instr. 4)
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COMMON STOCK        2/20/03        J**           39,500,000     D      NOT      503,000        D            NOT
                                                                   APPLICABLE                           APPLICABLE
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7/97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 (continued)

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
=============================================================================================================================
                                                                                                   9.        10.
                                                                                                   Number    Owner-
                                                                                                   of        ship
             2.                                                                                    Deriv-    Form of
             Conver-                    5.                              7.                         ative     Deriv-   11.
             sion                       Number of                       Title and Amount           Secur-    ative    Nature
             or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
             Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
             cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
             Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.           of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of     Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative   ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security     Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)   ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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NOT APPLICABLE
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Explanation of Responses:

** Shares voluntarily retired to Issuer's treasury as a result of Share Exchange with Better Solutions, Inc. which resulted in a change in the Issuer's control.

                       /s/ Edward G. Siceloff                    March 19, 2003
                       ---------------------------------         --------------
                       ** Signature of Reporting Person               Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.